As filed with the Securities and Exchange Commission on August 10, 2000

                           Registration No. 333-39246
                                    811-09977

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM N-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [ ]

                         Pre-Effective Amendment No. [1]

                        Post Effective Amendment No. [ ]

           REGISTRATION STATEMENT UNDER THE INVESTMENT ACT OF 1940 [ ]

                               Amendment No. [5]


                            ------------------------

                FIRST AMERITAS VARIABLE ANNUITY SEPARATE ACCOUNT
                                  (REGISTRANT)

                 FIRST AMERITAS LIFE INSURANCE CORP. of NEW YORK
                                   (DEPOSITOR)
                           400 Rella Blvd., Suite 304
                          Suffern, New York 10901-4253
                                 1-800-215-1096
                            ------------------------

                                DONALD R. STADING
                          Secretary and General Counsel
                 First Ameritas Life Insurance Corp. of New York
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-467-7465

Approximate Date of Proposed Public Offering: As soon as practicable after effective date.


   TITLE OF SECURITIES BEING REGISTERED: SECURITIES OF UNIT INVESTMENT TRUST.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The contents of Registrant's initial Registration Statement under the Securities Act of 1933 and Amendment No. 2 under the Investment Company Act of 1940, filed on June 14, 2000, are incorporated by reference herein. This amendment is being filed pursuant to Rule 473(a) under the Securities Act of 1933 for the sole purpose of delaying the effectiveness of the above-referenced Registration Statement and Amendment.



                                   SIGNATURES

As required by the Securities Act of 1933, the Registrant, First Ameritas Variable Annuity Separate Account, certifies that it has duly caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto authorized in the City of Lincoln, State of Nebraska on August 10, 2000.

                    FIRST AMERITAS VARIABLE ANNUITY SEPARATE ACCOUNT, Registrant FIRST AMERITAS LIFE INSURANCE CORP. OF NEW YORK, Depositor

                                          By:  /s/ Donald R. Stading
                                             ----------------------------------
                                                   Donald R. Stading
                                                   Secretary and General Counsel


As required by the Securities Act of 1933, this Pre-Effective Amendment to the Registration Statement has been signed by Donald R. Stading under Powers of Attorney executed effective as of June 6, 2000 for and on behalf of the following persons in the capacities indicated on August 10, 2000:

           NAME                            TITLE
           ----                            -----

      Kenneth C. Louis                  Director,
                                   Chairman of the Board

      Mitchell F. Politzer        Director, President and
                                  Chief Executive Officer

      Robert C. Barth                   Controller
                              (Principal Accounting Officer)

      William W. Lester                  Treasurer
                               (Principal Financial Officer)

      Lawrence J. Arth                   Director
      John P. Carsten                    Director
      Phyllis J. Carsten-Boyle           Director
      Robert J. Lanik                    Director
      JoAnn M. Martin                    Director
      David J. Meyers                    Director
      David C. Moore                     Director
      James F. Nissen                    Director
      Tonn Ostergard                     Director
      James E. Rembolt                   Director
      Edmund G. Sullivan                 Director


                                               By:    /s/ Donald R. Stading
                                                  ---------------------------
                                                          Donald R. Stading